MEAD JOHNSON NUTRITION REPORTS
THIRD QUARTER AND NINE-MONTH 2015 EARNINGS;
UPDATES 2015 GUIDANCE; AND
ANNOUNCES $1.5 BILLION SHARE REPURCHASE PLAN

GLENVIEW, Ill., October 22, 2015 - Mead Johnson Nutrition Company (NYSE: MJN) today announced its financial results for the quarter and nine months ended September 30, 2015.

•
Third quarter constant dollar(1) sales were 4% below the prior year quarter. Continued strength in North America/Europe only partially offset the impact of weaker performance in emerging markets. Results were further impacted by adverse foreign currency translation and reported sales were 10% below the prior year quarter.

•	Sales for the nine months ended September 30, 2015 were 1% below the prior year on a constant dollar basis and 6% below on a reported basis.

•	Gross margin improved by 460 basis points to 64.5% from 59.9% in the prior year quarter, mainly due to lower dairy input costs.

•	EBIT as adjusted(2) was 7% above the prior year on a constant dollar basis. On a reported basis, EBIT was 7% below the prior year.

•	Based on weighted average shares outstanding for the quarter of 201.7 million, non-GAAP EPS(2) for the third quarter was $0.80; GAAP EPS was $0.77.

•	The company repurchased 5.6 million shares of stock for $437 million during the quarter under the existing authorization. Shares outstanding at September 30, 2015 were 197.1 million.

•	The company announces a new share repurchase program of up to $1.5 billion of the company's common stock.

•
Full-year constant dollar sales are expected in the range of 2% to 3% below the prior year. Including the impact of foreign exchange, full-year reported sales performance is expected to be 7% to 8% below the prior year.

•	Full-year non-GAAP EPS is expected to be in the range of $3.33 to $3.43.

•
The company expects to incur charges of approximately $25 million associated with the Fuel for Growth initiative in the fourth quarter of 2015. Inclusive of this charge, Specified Items are expected to be $0.18 per share excluding any further mark-to-market pension adjustments. As a result, full-year GAAP EPS is expected to be in the range of $3.15 to $3.25.

“Our most recently completed quarter was more challenging than we had anticipated. However, we are delighted with the continued strength of our North American and European businesses, as well as encouraged by the early feedback on our new initiatives in China. We have adjusted our expectations for full-year 2015 and expect near-term challenges in our emerging market segments to linger into 2016." said Kasper Jakobsen, Chief Executive Officer.

(1) Constant dollar figures exclude the impact of changes in foreign currency exchange rates.
(2) Non-GAAP or as adjusted results exclude Specified Items. For a description of Specified Items, and a reconciliation of non-GAAP to GAAP and constant dollar results, see the schedules titled “Supplemental Financial Information” and “Reconciliation of Non-GAAP to GAAP Results.”

Third Quarter 2015
(Dollars in Millions)
(UNAUDITED)

	Three Months Ended September 30,				% Change		% Change Due to
Net Sales	2015	% of Total	2014	% of Total	Reported	Constant Dollar	Volume	Price/Mix	Foreign Exchange
Asia	$476.8	49%	$561.5	52%	(15)%	(11)%	(7)%	(4)%	(4)%
Latin America	184.5	19%	222.9	20%	(17)%	(1)%	(5)%	4%	(16)%
North America/Europe	316.2	32%	306.3	28%	3%	7%	3%	4%	(4)%
Net Sales	$977.5	100%	$1,090.7	100%	(10)%	(4)%	(4)%	—%	(6)%

•	Strong performance in North America/Europe was insufficient to fully offset sales weakness in emerging markets.

•	The North America/Europe segment delivered strong sales growth, driven by market share gains and favorable market conditions in the United States and Canada.

•
In China, price based promotional activities were seen across all channels. The company recently introduced a fully imported range of products in China which are performing well. However, weakness in demand for locally manufactured products remained a challenge.

•	In several other emerging markets, share gains made late in the quarter were insufficient to offset earlier share losses and category softness.

	Three Months Ended September 30,
Earnings Before Interest and Income Taxes (EBIT)	2015	% of Sales	2014	% of Sales	% Change
Asia	$154.2	32%	$186.2	33%	(17)%
Latin America	38.9	21%	52.6	24%	(26)%
North America/Europe	101.3	32%	66.8	22%	52%
Corporate and Other	(68.4)		(63.0)		(9)%
EBIT as reported	$226.0	23%	$242.6	22%	(7)%
Specified Items	$13.0		$3.4
Impact of F/X	$25.3
EBIT as adjusted	$264.3		$246.0		7%

•	EBIT as adjusted, on a constant dollar basis, increased 7% above the prior year quarter, mainly due to higher gross margins as a result of favorable dairy costs across all segments.

•	North America/Europe EBIT was driven by higher sales and gross margin improvement, partially offset by higher advertising and promotion investments, including digital.

•	Asia and Latin America EBIT was primarily the result of lower sales.

•
Latin America EBIT performance and comparison was further exacerbated by prior-year foreign exchange related gains on payments received from the Venezuelan business and the current year postponed shipments into the country.

•
Corporate and Other expenses increased primarily due to the nonrecurrence of a prior-year pension curtailment gain, as well as higher actuarial losses in the current year compared to the prior year. Partially offsetting these increases were lower provisions for incentive related compensation in the current year.

Nine Months 2015
(Dollars in Millions)
(UNAUDITED)

	Nine Months Ended September 30,				% Change		% Change Due to
Net Sales	2015	% of Total	2014	% of Total	Reported	Constant Dollar	Volume	Price/Mix	Foreign Exchange
Asia	$1,571.0	51%	$1,729.8	52%	(9)%	(7)%	(6)%	(1)%	(2)%
Latin America	587.3	19%	659.7	20%	(11)%	4%	(3)%	7%	(15)%
North America/Europe	946.0	30%	925.6	28%	2%	5%	1%	4%	(3)%
Net Sales	$3,104.3	100%	$3,315.1	100%	(6)%	(1)%	(3)%	2%	(5)%

•	Strong growth in North America/Europe was insufficient to fully offset generally weaker category sales in emerging markets.

•	North America/Europe sales growth was driven by higher, realized pricing and market share gains.

•
In China, continued price-based promotional activity and an ongoing shift in consumer demand towards fully imported products negatively impacted demand for the company's locally manufactured products. The company recently introduced a fully imported product that has met expectations since its launch in the second quarter of 2015.

•
In Latin America, sales were lower due to slowing category growth and adverse foreign exchange movements. Share gains were seen in key markets following strategic investment. The company slowed shipments to Venezuela late in the period, pending access to foreign exchange to allow settlement of inter-company payables.

	Nine Months Ended September 30,
Earnings Before Interest and Income Taxes (EBIT)	2015	% of Sales	2014	% of Sales	% Change
Asia	$542.1	35%	$623.4	36%	(13)%
Latin America	141.0	24%	$152.6	23%	(8)%
North America/Europe	264.9	28%	$200.9	22%	32%
Corporate and Other	(207.6)		$(198.2)		(5)%
EBIT as reported	$740.4	24%	$778.7	23%	(5)%
Specified Items	$20.8		$20.9
Impact of F/X	$42.4
EBIT as adjusted	$803.6		$799.6		1%

•
EBIT as adjusted, on a constant dollar basis, increased 1% due to higher gross margins across all segments as a result of lower dairy costs. Higher operating expenses, including increased investment in demand-creation initiatives on a local currency basis, partially offset the impact from gross margin improvements.

•	The reduction in EBIT in Asia was driven by lower sales and higher demand-creating investments to support the introduction of the company's fully imported products in China.

•	Latin America EBIT was impacted by lower sales. In addition, the comparison was also impacted by foreign exchange related gains in Venezuela in the prior year period.

•	North America/Europe EBIT benefited from higher sales and improved gross margin.

•	Corporate and Other expenses increased primarily as a result of one-time costs related to the company's settlement of the SEC matter, as disclosed in July 2015.

Cash Flow Items and Share Repurchases

•
Cash and cash equivalents increased by $66 million since December 31, 2014 and were $1.4 billion at September 30, 2015. Short-term borrowings and long-term debt were $1.5 million and $1.8 billion, respectively, as of September 30, 2015.

•
Operating cash flow was $609 million in the nine months ended September 30, 2015 compared to $565 million in the same period last year. Cash flows increased due to working capital improvements which were substantial enough to more than offset the impact of over $86 million in discretionary contributions to pension plans. In the prior year, cash outflow related to re-branding of certain products and the start-up of the manufacturing facility in Singapore did not recur in the current year.

•
Investing activities include capital expenditures of $125 million during the nine months ended September 30, 2015. This included investments in capacity expansion for manufacturing facilities in the U.S. and the Netherlands to accommodate demand for our new fully imported product in China and liquid offerings.

•
Financing activities include cash outflows of $437 million for the repurchase of approximately 5.6 million shares of stock under the company's 2013 share repurchase authorization, which is now substantially complete. These purchases were funded, in part, from $322 million of borrowings against the company's revolving credit facility.

•
On October 20, 2015, the company's board of directors approved a new share repurchase authorization of $1.5 billion of the company's common stock. The company expects to finance the share repurchases through the issuance of debt, which may include long-term notes. The adoption of the new program follows the substantial completion of purchases of common stock under the prior repurchase authorization approved in September 2013. Shares will be repurchased from time to time in the open market or in privately negotiated transactions, including, without limitation, the anticipated use of a $1.0 billion accelerated share repurchase program which the company expects to execute in the short term.

Outlook for 2015

The company expects full year 2015 constant dollar revenue to be 2% to 3% below the prior year. Foreign exchange is assumed to adversely affect translation into U.S. dollars, resulting in estimated reported sales of 7% to 8% below the prior year.

“With the majority of the year behind us, we estimate constant dollar revenue to be slightly below the prior year and non-GAAP EPS to fall between $3.33 to $3.43. This has shaped up to be a challenging year on several fronts, and I am satisfied with the way we are adjusting our strategies appropriately in recognition of environmental changes. We remain committed to our investment in growth initiatives and innovation critical to our long term success. We are building momentum behind our Fuel For Growth productivity initiative to ensure we can fund growth initiatives appropriately and support a gradual improvement in profitability, while also delivering our long-term financial ambition. In today’s Investor Day presentations, we will provide more detail on our growth initiatives and cost reduction actions as well as outline a plan to return capital to shareholders via a new, larger share buyback program. In the latest quarter, we bought back approximately three percent of our outstanding shares. Consistent with my earlier statements that we will optimize our capital structure over time, the next phase of our share repurchase program will go further,” said Kasper Jakobsen, Chief Executive Officer.

Specified Items are expected to be $0.18 per share, excluding any further mark-to-market pension adjustments. As a result, full-year GAAP EPS is expected to be in the range of $3.15 to $3.25.

Conference Call Scheduled

Mead Johnson will host a conference call at 8:30 a.m. CDT today, during which company executives will review financial results for the third quarter and first nine months of 2015. Security analysts and investors wishing to participate by telephone should call (877) 359-9508, pass code: Mead Johnson. Callers outside of North America should call +1-224-357-2393 to be connected. The earnings conference call will also be broadcast over the Internet at http://investors.meadjohnson.com. A replay of the earnings conference call will be available through 11:00 p.m. CST Sunday, December 6, 2015, by calling (855) 859-2056, or outside of North America by calling +1-404-537-3406, pass code: 50955892. The replay will also be available at meadjohnson.com.

The earnings call will be followed by the bi-annual Investor Day event from 9:00 a.m. to 1:00 p.m. CDT, during which senior executives will discuss the Company's strategies and plans. Two Q&A sessions will be hosted during the management presentation. The management presentation will be broadcast over the Internet at http://investors.meadjohnson.com. The replay will also be available at meadjohnson.com.

Forward-Looking Statements

Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the fact they use words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression. Such statements are likely to relate to, among other things, a discussion of goals, plans and projections regarding financial position, results of operations, cash flows, market position, product development, product approvals, sales efforts, expenses, capital expenditures, performance or results of current and anticipated products and the outcome of contingencies such as legal proceedings and financial results. Forward-looking statements can also be identified by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations that involve inherent risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: (1) the ability to sustain brand strength, particularly the Enfa family of brands; (2) the effect on the company’s reputation of real or perceived quality issues; (3) the effect of regulatory restrictions related to the company’s products; (4) the adverse effect of commodity costs; (5) increased competition from branded, private label, store and economy-branded products; (6) the effect of an economic downturn on consumers’ purchasing behavior and customers’ ability to pay for product; (7) inventory reductions by customers; (8) the adverse effect of changes in foreign currency exchange rates; (9) the effect of changes in economic, political and social conditions in the markets where we operate; (10) changing consumer preferences; (11) the possibility of changes in the WIC(3) program, or participation in WIC; (12) legislative, regulatory or judicial action that may adversely affect the company’s ability to advertise its products, maintain product margins, or negatively impact the company’s reputation or result in fines or penalties that decrease earnings; and (13) the ability to develop and market new, innovative products. For additional information regarding these and other factors, see the company’s filings with the United States Securities and Exchange Commission (the “SEC”), including its most recent Annual Report on Form 10-K, which filings are available upon request from the SEC or at www.meadjohnson.com. The company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.  The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

About Mead Johnson

Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in over 50 markets worldwide. The company’s mission is to nourish the world’s children for the best start in life. The Mead Johnson name has been associated with science-based pediatric nutrition products for over 100 years. The company’s “Enfa” family of brands, including Enfamil® infant formula, is the world’s leading brand franchise in pediatric nutrition. For more information, go to www.meadjohnson.com.

(3) The Special Supplemental Nutrition Program for Women, Infants and Children (WIC) is a federal assistance program of the Food and Nutrition Services (FNS) of the United States Department of Agriculture (USDA).

MEAD JOHNSON NUTRITION COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
NET SALES	$977.5	$1,090.7	$3,104.3	$3,315.1
Cost of Products Sold	346.8	437.9	1,096.7	1,270.4
GROSS PROFIT	630.7	652.8	2,007.6	2,044.7
Operating Expenses:
Selling, General and Administrative	216.1	240.2	679.5	715.4
Advertising and Promotion	156.1	158.9	490.7	489.2
Research and Development	26.3	28.7	79.9	82.5
Other (Income)/Expenses – net	6.2	(17.6)	17.1	(21.1)
EARNINGS BEFORE INTEREST AND INCOME TAXES	226.0	242.6	740.4	778.7

Interest Expense—net	14.8	18.3	42.5	46.0
EARNINGS BEFORE INCOME TAXES	211.2	224.3	697.9	732.7

Provision for Income Taxes	56.6	36.0	173.6	160.5
NET EARNINGS	154.6	188.3	524.3	572.2
Less Net Earnings/(Loss) Attributable to Noncontrolling Interests	(0.6)	0.7	(1.2)	10.8
NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$155.2	$187.6	$525.5	$561.4

Earnings per Share(a)– Basic
Net Earnings Attributable to Shareholders	$0.77	$0.93	$2.59	$2.77
Earnings per Share(a)– Diluted
Net Earnings Attributable to Shareholders	$0.77	$0.92	$2.59	$2.77

Weighted Average Shares – Diluted	201.7	202.7	202.6	202.6
Dividends Declared per Share	$0.4125	$0.3750	$1.2375	$1.1250

(a) The numerator for basic and diluted earnings per share is net earnings attributable to shareholders. Net earnings has been reduced by dividends and undistributed earnings attributable to unvested share based incentive plan awards. The denominator for basic earnings per share is the weighted-average shares outstanding during the period. The denominator for diluted earnings per share is the weighted-average shares outstanding adjusted for the effect of dilutive stock options and performance share awards.

MEAD JOHNSON NUTRITION COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	September 30, 2015	December 31, 2014
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$1,363.5	$1,297.7
Receivables—net of allowances of $6.5 and $9.6, respectively	368.9	387.8
Inventories	518.6	555.5
Deferred Income Taxes—net of valuation allowance	77.9	86.8
Income Taxes Receivable	37.2	7.7
Prepaid Expenses and Other Assets	69.1	82.6
Total Current Assets	2,435.2	2,418.1
Property, Plant, and Equipment—net	933.2	912.7
Goodwill	147.0	162.7
Other Intangible Assets—net	65.0	75.4
Deferred Income Taxes—net of valuation allowance	47.9	65.1
Other Assets	149.6	142.5
TOTAL	$3,777.9	$3,776.5
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term Borrowings	$1.5	$4.1
Accounts Payable	450.1	512.3
Dividends Payable	83.0	76.6
Accrued Expenses and Other Liabilities	198.1	203.7
Accrued Rebates and Returns	368.8	329.1
Deferred Income—current	20.9	34.3
Income Taxes—payable and deferred	71.2	46.4
Total Current Liabilities	1,193.6	1,206.5
Long-Term Debt	1,839.3	1,503.9
Deferred Income Taxes—noncurrent	10.3	12.4
Pension and Other Post-employment Liabilities	136.5	211.1
Other Liabilities - noncurrent	206.0	192.8
Total Liabilities	3,385.7	3,126.7
COMMITMENTS AND CONTINGENCIES

REDEEMABLE NONCONTROLLING INTEREST	—	66.0

EQUITY
Shareholders’ Equity
Common Stock, $0.01 par value: 3,000 authorized, 207.7 and 207.2 issued, respectively	2.1	2.1
Additional Paid-in/(Distributed) Capital	(572.3)	(641.3)
Retained Earnings	2,026.4	1,775.0
Treasury Stock—at cost	(799.6)	(362.6)
Accumulated Other Comprehensive Loss	(305.1)	(198.9)
Total Shareholders’ Equity	351.5	574.3
Noncontrolling Interests	40.7	9.5
Total Equity	392.2	583.8
TOTAL	$3,777.9	$3,776.5

MEAD JOHNSON NUTRITION COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
(UNAUDITED)

	Nine Months Ended September 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings	$524.3	$572.2
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	73.4	67.8
Other	63.1	30.2
Changes in Assets and Liabilities	34.7	(56.4)
Payments for Settlement of Interest Rate Forward Swaps	—	(45.0)
Pension and Other Post-employment Benefit Contributions	(86.6)	(4.2)
Net Cash Provided by Operating Activities	608.9	564.6
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures	(125.2)	(144.0)
Sale of Property, Plant and Equipment	0.4	0.2
Proceeds from/(Investment in) Other Companies	—	4.0
Net Cash Used in Investing Activities	(124.8)	(139.8)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Short-term Borrowings	1.5	3.2
Repayments of Short-term Borrowings	(4.0)	(3.5)
Repayments of Notes Payable	—	(500.0)
Payments of Dividends	(243.6)	(220.7)
Purchases of Treasury Stock	(437.0)	(49.7)
Long-term Notes, net of original issue discounts and expenses paid	—	492.3
Long-term Revolver Borrowings	322.0	—
Stock-based Compensation related Proceeds and Excess Tax Benefits	24.0	27.3
Stock-based Compensation Tax withholdings	(11.3)	(7.9)
Purchase of Trading Securities	(16.2)	—
Sale of Trading Securities	21.7	—
Purchase of Redeemable Shares	(24.2)	—
Distributions to Noncontrolling Interests	(6.9)	(4.4)
Net Cash Used in Financing Activities	(374.0)	(263.4)
Effects of Changes in Exchange Rates on Cash and Cash Equivalents	(44.3)	(17.0)
NET INCREASE IN CASH AND CASH EQUIVALENTS	65.8	144.4
CASH AND CASH EQUIVALENTS:
Beginning of Period	1,297.7	1,050.8
End of Period	$1,363.5	$1,195.2

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF NON-GAAP TO GAAP RESULTS
(Dollars in millions, except per share data)
(UNAUDITED)

This news release contains non-GAAP financial measures, which may include non-GAAP net sales, gross profit, certain components of operating expenses including selling, general and administrative, research and development and other (income)/expenses net, EBIT, earnings and earnings per share information. The items included in GAAP measures, but excluded for the purpose of determining the above listed non-GAAP financial measures, include significant income/expenses not indicative of underlying operating results, including the related tax effect. The above listed non-GAAP measures represent an indication of the company’s underlying operating results and are intended to enhance an investor’s overall understanding of the company’s financial performance. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, setting incentive compensation targets and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. Tables that reconcile non-GAAP to GAAP disclosure follow.

	Three Months Ended September 30, 2015				Three Months Ended September 30, 2014
		Specified Items (a)				Specified Items (a)
	As Reported	Mark-to-Market Pension	All Other(b)	As Adjusted	As Reported	Mark-to-Market Pension	All Other(b)	As Adjusted
NET SALES	$977.5	$—	$—	$977.5	$1,090.7	$—	$—	$1,090.7
Cost of Products Sold	346.8	(3.9)	—	342.9	437.9	(3.2)	—	434.7
GROSS PROFIT	630.7	3.9	—	634.6	652.8	3.2	—	656.0
GROSS MARGIN %	64.5%	0.4%	—%	64.9%	59.9%	0.2%	—%	60.1%

Operating Expenses:
Selling, General and Administrative	216.1	(6.3)	(0.6)	209.2	240.2	(5.2)	(2.7)	232.3
Advertising and Promotion	156.1	—	—	156.1	158.9	—	—	158.9
Research and Development	26.3	(1.2)	—	25.1	28.7	(0.9)	—	27.8
Other (Income)/Expenses – net	6.2	—	(1.0)	5.2	(17.6)	—	8.6	(9.0)
EARNINGS BEFORE INTEREST AND INCOME TAXES	226.0	11.4	1.6	239.0	242.6	9.3	(5.9)	246.0
EBIT as a % of Sales	23.1%	1.2%	0.2%	24.5%	22.2%	0.9%	(0.5)%	22.6%

Interest Expense – net	14.8	—	—	14.8	18.3	—	—	18.3
EARNINGS BEFORE INCOME TAXES	211.2	11.4	1.6	224.2	224.3	9.3	(5.9)	227.7

Provision for Income Taxes	56.6	4.0	2.4	63.0	36.0	3.3	(0.2)	39.1
Effective Tax Rate	26.8%	0.4%	0.9%	28.1%	16.0%	0.8%	0.4%	17.2%

NET EARNINGS	154.6	7.4	(0.8)	161.2	188.3	6.0	(5.7)	188.6
Less Net Earnings/(Loss) Attributable to Noncontrolling Interests	(0.6)	—	—	(0.6)	0.7	—	—	0.7
NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$155.2	$7.4	$(0.8)	$161.8	$187.6	$6.0	$(5.7)	$187.9
Earnings per Share– Diluted
Net Earnings Attributable to Shareholders	$0.77	$0.04	$(0.01)	$0.80	$0.92	$0.03	$(0.02)	$0.93

Certain figures do not sum due to rounding.

(a) All Specified Items are included in Corporate and Other.
(b) Specified Items include legal, settlement and related costs, severance and other expenses, a loss on marketable securities and a pension curtailment gain.

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF NON-GAAP TO GAAP RESULTS
(Dollars in millions, except per share data)
(UNAUDITED)

	Nine Months Ended September 30, 2015					Nine Months Ended September 30, 2014
		Specified Items (a)					Specified Items (a)
	As Reported	Mark-to-Market Pension	Investigation Settlement	All Other(b)	As Adjusted	As Reported	Mark-to-Market Pension	All Other(b)	As Adjusted
NET SALES	$3,104.3			$—	$3,104.3	$3,315.1	$—	$—	$3,315.1
Cost of Products Sold	1,096.7	(3.4)		—	1,093.3	1,270.4	(5.7)	—	1,264.7
GROSS PROFIT	2,007.6	3.4	—	—	2,011.0	2,044.7	5.7	—	2,050.4
GROSS MARGIN %	64.7%	0.1%	—%	—%	64.8%	61.7%	0.2%	—%	61.9%

Operating Expenses:
Selling, General and Administrative	679.5	(5.5)	—	(1.9)	672.1	715.4	(9.1)	(13.1)	693.2
Advertising and Promotion	490.7	—	—	—	490.7	489.2	—	—	489.2
Research and Development	79.9	(1.0)	—	—	78.9	82.5	(1.6)	—	80.9
Other (Income)/Expenses – net	17.1	—	(12.0)	3.0	8.1	(21.1)	—	8.6	(12.5)
EARNINGS BEFORE INTEREST AND INCOME TAXES	740.4	9.9	12.0	(1.1)	761.2	778.7	16.4	4.5	799.6
EBIT as a % of Sales	23.9%	0.3%	0.4%	—%	24.5%	23.5%	0.5%	0.1%	24.1%

Interest Expense – net	42.5	—	—	—	42.5	46.0	—	—	46.0
EARNINGS BEFORE INCOME TAXES	697.9	9.9	12.0	(1.1)	718.7	732.7	16.4	4.5	753.6

Provision for Income Taxes	173.6	3.5	3.1	0.6	180.8	160.5	5.7	3.4	169.6
Effective Tax Rate	24.9%	0.1%	0.1%	—%	25.2%	21.9%	0.3%	0.3%	22.5%

NET EARNINGS	524.3	6.4	8.9	(1.7)	537.9	572.2	10.7	1.1	584.0
Less Net Earnings/(Loss) Attributable to Noncontrolling Interests	(1.2)	—	—	—	(1.2)	10.8	—	—	10.8
NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$525.5	$6.4	$8.9	$(1.7)	$539.1	$561.4	$10.7	$1.1	$573.2
Earnings per Share– Diluted
Net Earnings Attributable to Shareholders	$2.59	$0.03	$0.03	$—	$2.65	$2.77	$0.05	$—	$2.82

Certain figures do not sum due to rounding.

(a) All Specified Items are included in Corporate and Other.
(b) Specified Items include legal, settlement and related costs, severance and other expenses, a pension curtailment gain and a gain on marketable securities.

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Contacts	Investors:	Kathy MacDonald	(847) 832-2182	kathy.macdonald@mjn.com
	Media:	Christopher Perille	(847) 832-2178	chris.perille@mjn.com